Exhibit 99.1

Civista Bancshares, Inc. Announces Second Quarter 2021 Financial Results

Sandusky, Ohio, July 23, 2021 /PRNewswire/ – Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and six months ending June 30, 2021.

Second quarter and year-to-date 2021 highlights:

•	Net income of $9.2 million, or $0.59 per diluted share, for the second quarter of 2021, compared to $6.5 million, or $0.41 per diluted share, for the second quarter of 2020.

•	Net income of $19.9 million, or $1.27 per diluted share, compared to $14.3 million, or $0.88 per diluted share, for the six months ended June 30, 2021 and 2020, respectively.

•	COVID–19 loan deferrals decreased to 2.5% of total loans at period end, compared to 3.6% at December 31, 2020 and 21.3% at June 30, 2020.

•	Second quarterly dividend of $0.12 is equivalent to an annualized yield of 2.17% based on the June 30, 2021 market close of $22.10 and a dividend payout ratio of 20.43%.

•

Executed a balance sheet restructuring to deploy excess liquidity which included the prepayment of a 2.05%, $50.0 million FHLB advance, with a $3.7 million prepayment penalty. In addition, we recognized a $1.8 million gain on the sale of our VISA B shares. We also invested $100.0 million dollars into a mix of investment securities yielding 1.50%.

“Our team executed another great quarter financially as well as several key initiatives operationally. On June 9th, we introduced the new Civista Digital Banking which provides for a better customer experience in both the mobile and online platform. We restructured our balance sheet to reduce cost in the future. Our mortgage team had another great quarter and our commercial lending team has seen increases in demand. In July, we also increased our third quarter dividend 17%.” said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month period ended June 30, 2021 and 2020

Net interest income increased $1.8 million, or 8.0%, for the second quarter of 2021 compared to the same period of 2020, due to a $914 thousand increase in interest income of as well as an $852 thousand decrease in interest expense. Interest income included $2.8 million of accretion of PPP loan fees during the quarter.

The increase in interest income was due to an increase in average earning assets of $248.1 million, partially offset by a 24 basis point decrease in average yields. Interest income included $2.8 million of PPP fees as well as accretion income of purchased loan portfolios of $565.3 thousand.

The decrease in interest expense is primarily due to a decrease in average rates of 24 basis points offset by an increase in average interest-bearing liabilities of $118.3 million.

Net interest margin decreased 8 basis points to 3.53% for the second quarter of 2021, compared to 3.61% for the same period a year ago.

PPP loans averaged $207.5 million during the quarter at an average yield of 6.39%, including the related fee accretion, which increased the margin by 23 basis points.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended June 30,
	2021			2020
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate *	balance	Interest	rate *
Interest-earning assets:
Loans **	$2,054,784	$22,653	4.42%	$1,972,969	$21,613	4.41%
Taxable securities	204,554	1,230	2.47%	185,956	1,359	3.05%
Non-taxable securities	208,940	1,525	4.04%	200,882	1,541	4.19%
Interest-bearing deposits in other banks	307,853	90	0.12%	168,199	71	0.17%

Total interest-earning assets	$2,776,131	25,498	3.77%	$2,528,006	24,584	4.01%

Noninterest-earning assets:
Cash and due from financial institutions	45,626			84,961
Premises and equipment, net	22,375			22,535
Accrued interest receivable	8,463			9,312
Intangible assets	84,638			84,906
Bank owned life insurance	46,305			45,334
Other assets	37,173			43,297
Less allowance for loan losses	(26,580)			(17,098)

Total Assets	$2,994,131			$2,801,253

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,310,998	$334	0.10%	$1,027,678	$439	0.17%
Time	269,624	802	1.19%	289,658	1,363	1.89%
FHLB	101,923	330	1.30%	125,034	447	1.44%
Other borrowings	—	—	0.00%	124,819	4	0.01%
Subordinated debentures	29,427	185	2.52%	29,427	250	3.42%
Repurchase agreements	25,914	6	0.09%	22,987	6	0.15%

Total interest-bearing liabilities	$1,737,886	1,657	0.38%	$1,619,603	2,509	0.62%

Noninterest-bearing deposits	867,561			790,891
Other liabilities	39,428			60,235
Shareholders’ equity	349,256			330,524

Total Liabilities and Shareholders’ Equity	$2,994,131			$2,801,253

Net interest income and interest rate spread		$23,841	3.39%		$22,075	3.39%

Net interest margin			3.53%			3.61%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $406 thousand and $413 thousand for the periods ended June 30, 2021 and 2020, respectively.

** -	Average balance includes nonaccrual loans

For the six-month period ended June 30, 2021 and 2020

Net interest income increased $3.5 million, or 7.9%, compared to the same period in 2020.

Interest income increased $1.6 million, or 3.3%, for the first six months of 2021. Average earning assets increased $510.7 million, which resulted in a $5.3 million increase in interest income. Average yields decreased 64 basis points which resulted in a $3.7 million decrease in interest income. During the six-month period, the Bank had average PPP Loans totaling $228.1 million. These loans had an average yield of 6.22% including the amortization of PPP fees, which increased the margin by 24 basis points.

Interest expense decreased $1.8 million, or 34.1%, for the first six months of 2021 compared to the same period of 2020. Average rates decreased 31 basis points, resulting in a $1.8 million decrease in interest expense. Average interest-bearing liabilities increased $225.6 million, but led to a decrease in interest expense of $20 thousand, primarily due to a mix shift toward interest-bearing demand deposits.

Net interest margin decreased 43 basis points to 3.41% for the first six months of 2021, compared to 3.84% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Six Months Ended June 30,
	2021			2020
	Average		Yield/	Average		Yield/
Assets:	balance	Interest	rate *	balance	Interest	rate *
Interest-earning assets:
Loans **	$2,062,061	$45,436	4.44%	$1,849,327	$43,286	4.71%
Taxable securities	189,729	2,505	2.75%	186,780	2,775	3.10%
Non-taxable securities	208,260	3,044	4.08%	199,233	3,053	4.21%
Interest-bearing deposits in other banks	430,705	239	0.11%	144,748	472	0.66%

Total interest-earning assets	$2,890,755	51,224	3.66%	$2,380,088	49,586	4.30%

Noninterest-earning assets:
Cash and due from financial institutions	39,777			126,655
Premises and equipment, net	22,442			22,636
Accrued interest receivable	8,515			8,031
Intangible assets	84,749			84,994
Bank owned life insurance	46,185			45,210
Other assets	37,157			36,229
Less allowance for loan losses	(26,087)			(16,013)

Total Assets	$3,103,493			$2,687,830

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,280,030	$677	0.11%	$961,285	$1,044	0.22%
Time	276,793	1,719	1.25%	285,179	2,743	1.93%
FHLB	113,398	774	1.38%	141,391	1,028	1.46%
Other borrowings	—	—	0.00%	62,410	4	0.01%
Federal funds purchased	—	—	0.00%	305	3	1.98%
Subordinated debentures	29,427	371	2.54%	29,427	563	3.85%
Repurchase agreements	28,531	14	0.10%	22,555	11	0.10%

Total interest-bearing liabilities	$1,728,179	3,555	0.41%	$1,502,552	5,396	0.72%

Noninterest-bearing deposits	986,185			795,215
Other liabilities	39,690			58,500
Shareholders’ equity	349,439			331,563

Total Liabilities and Shareholders’ Equity	$3,103,493			$2,687,830

Net interest income and interest rate spread		$47,669	3.25%		$44,190	3.58%

Net interest margin			3.41%			3.84%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $814 thousand and $819 thousand for the periods ended June 30, 2021 and 2020, respectively.

** -	Average balance includes nonaccrual loans

No provision for loan losses was recorded during the second quarter and was $830 thousand for the first six months of 2021. Provision for loan losses was $3.5 million for the second quarter of 2020 and $5.6 million for the first six months of 2020. The reserve ratio increased to 1.30% at June 30, 2021 from 1.22% at December 31, 2020. The reserve ratio without $153.0 million of PPP loans would have been 10 basis points higher.

For the second quarter of 2021, noninterest income totaled $9.0 million, an increase of $2.2 million, or 31.7%, compared to the prior year’s second quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended June 30,
	2021	2020	$ change	% change
Service charges	$1,317	$930	$387	41.6%
Net loss on sale of securities	1,784	—	1,784	0.0%
Net gain/(loss) on equity securities	53	(5)	58	N/M
Net gain on sale of loans	2,218	2,261	(43)	-1.9%
ATM/Interchange fees	1,373	1,149	224	19.5%
Wealth management fees	1,188	904	284	31.4%
Bank owned life insurance	248	240	8	3.3%
Tax refund processing fees	475	475	—	0.0%
Swap fees	17	764	(747)	-97.8%
Other	352	136	216	158.8%

Total noninterest income	$9,025	$6,854	$2,171	31.7%

N/M - not meaningful

Service charges increased as a result of higher overdraft fees and service charges. During 2020, customer behavior changed as a result of the COVID-19 pandemic, resulting in fewer overdrafts. Civista also waived service fees on deposit accounts of $93 thousand during 2020. Overdraft fees are rebounding to pre-pandemic levels.

Net gain on sale of securities increased as a result of the sale of Visa Class B shares.

ATM/Interchange fees increased as a result of increased volume of transactions and incentives from our network providers.

Wealth management fees increased due to an increase in average assets under management as well as an increase in the average rate earned on the assets in 2021.

Swap fees decreased due to the volume. For the quarter, we swapped $4.2 million compared to $44.8 million during the same period last year. We reduced the loans we entered into swaps on as a part of our asset liability management program.

For the six months ended June 30, 2021, noninterest income totaled $18.2 million, an increase of $4.5 million, or 32.7%, compared to the same period in the prior year.

Noninterest income
(unaudited - dollars in thousands)	Six months ended June 30,
	2021	2020	$ change	% change
Service charges	$2,573	$2,398	$175	7.3%
Net loss on sale of securities	1,783	—	1,783	0.0%
Net gain/(loss) on equity securities	141	(146)	287	196.6%
Net gain on sale of loans	4,963	3,088	1,875	60.7%
ATM/Interchange fees	2,620	2,043	577	28.2%
Wealth management fees	2,334	1,910	424	22.2%
Bank owned life insurance	491	490	1	0.2%
Tax refund processing fees	2,375	2,375	—	0.0%
Swap fees	94	1,102	(1,008)	-91.5%
Other	841	470	371	78.9%

Total noninterest income	$18,215	$13,730	$4,485	32.7%

Service charges increased as a result of higher overdraft fees and service charges. During 2020, customer behavior changed as a result of the COVID-19 pandemic, resulting in fewer overdrafts. Civista also waived service fees on deposit accounts of $93 thousand during 2020. Overdraft fees are rebounding to pre-pandemic levels.

Net gain on sale of securities increased as a result of the sale of Visa Class B shares.

Net gain (loss) on equity securities increased as a result of market value increases.

Net gain on sale of loans increased due to an increase in loans sold of $21.0 million and an increase in the premium on sold loans of 93 basis points.

ATM/Interchange fees increased as a result of increased volume of transactions and incentives from our network providers.

Wealth management fees increased due to an increase in average assets under management as well as an increase in the average rate earned on the assets in 2021.

Swap fees decreased as a result of a decline in the volume of loans. Year to date we swapped $5.7 million compared to $77.4 million during the same period last year. We reduced the loans we entered into swaps on as a part of our asset liability management program.

For the second quarter of 2021, noninterest expense totaled $22.5 million, an increase of $4.4 million, or 24.0%, compared to the prior year’s second quarter.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended June 30,
	2021	2020	$ change	% change
Compensation expense	$11,406	$10,597	$809	7.6%
Net occupancy and equipment	1,489	1,571	(82)	-5.2%
Contracted data processing	490	475	15	3.2%
Taxes and assessments	793	631	162	25.7%
Professional services	741	883	(142)	-16.1%
Amortization of intangible assets	223	228	(5)	-2.2%
ATM/Interchange expense	656	331	325	98.2%
Marketing	343	339	4	1.2%
Software maintenance expense	545	407	138	33.9%
Other	5,781	2,652	3,129	118.0%

Total noninterest expense	$22,467	$18,114	$4,353	24.0%

The increase in other expense is due to the prepayment penalty of $3.7 million related to the early payoff of an FHLB long-term advance. This was partially offset by a $465 thousand credit valuation adjustment to mortgage servicing rights.

Compensation expense included increases in commissions of $465 thousand as well as salaries of $183 thousand. The increase in commissions is due to increased mortgage loan activity. The increase in salaries is due to annual pay increases, which occur every year in April.

Taxes and assessments increased due to an increase in the FDIC assessment base, as well as a $64 thousand credit for small banks that was applied to the June 2020 assessments.

The increase in ATM/Interchange expense is primarily due to additional volume and to a settlement received in the second quarter of 2020.

The increase in software maintenance expense is due to both increases in software maintenance contracts the implementation of our new digital banking.

The efficiency ratio was 67.5% for the quarter ended June 30, 2021 compared to 61.7% for the quarter ended June 30, 2020. Removing the effect of the FHLB prepayment and the gain on the sale of the VISA B shares, the efficiency ratio would have been 59.5%.

Civista’s effective income tax rate for the second quarter 2021 was 11.9% compared to 11.3% in 2020.

For the six months ended June 30, 2021, noninterest expense totaled $41.9 million, an increase of $5.9 million, or 16.4%, compared to the same period in the prior year.

Noninterest expense
(unaudited - dollars in thousands)	Six months ended June 30,
	2021	2020	$ change	% change
Compensation expense	$23,188	$21,468	$1,720	8.0%
Net occupancy and equipment	3,127	3,053	74	2.4%
Contracted data processing	933	925	8	0.9%
Taxes and assessments	1,678	1,210	468	38.7%
Professional services	1,479	1,620	(141)	-8.7%
Amortization of intangible assets	445	459	(14)	-3.1%
ATM/Interchange expense	1,249	778	471	60.5%
Marketing	641	695	(54)	-7.8%
Software maintenance expense	1,053	844	209	24.8%
Other	8,064	4,918	3,146	64.0%

Total noninterest expense	$41,857	$35,970	$5,887	16.4%

The increase in other expense is due to the prepayment penalty of $3.7 million related to the early payoff of an FHLB long-term advance. This was partially offset by a $465 thousand credit valuation adjustment to mortgage servicing rights.

Compensation expense included increases in commissions of $1.1 million as well as salaries of $375 thousand. The increase in commission expense is a result of increased mortgage loan activity. The increase in salaries is due to annual pay increases which occur in April.

The increase in ATM/Interchange expense is primarily due to additional volume and to a settlement received in the second quarter of 2020.

The increase in software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform.

The efficiency ratio was 62.8% for the six months ended June 30, 2021 compared to 61.2% for the six months ended June 30, 2020. Removing the effect of the FHLB prepayment and the gain on the sale of the VISA B shares, the efficiency ratio would have been 58.8%.

Civista’s effective income tax rate for the first six months of 2021 was 14.1% compared to 12.2% in same period in 2020.

Balance Sheet

Total assets increased $155.8 million, or 5.6%, from December 31, 2020 to June 30, 2021, primarily due to an increase in cash of $105.8 million, or 75.8%. Securities available for sale increased $94.3 million, or 26.0%. The loan portfolio decreased $38.3 million, which includes a decrease in PPP loans of $64.3 million.

End of period loan balances
(unaudited - dollars in thousands)
	June 30,	December 31,
	2021	2020	$ Change	% Change
Commercial and Agriculture [1]	$328,871	$409,876	$(81,005)	-19.8%
Commercial Real Estate:
Owner Occupied	271,667	278,413	(6,746)	-2.4%
Non-owner Occupied	762,983	705,072	57,911	8.2%
Residential Real Estate	426,731	442,588	(15,857)	-3.6%
Real Estate Construction	188,368	175,609	12,759	7.3%
Farm Real Estate	28,616	33,102	(4,486)	-13.6%
Consumer and Other	11,960	12,842	(882)	-6.9%

Total Loans	$2,019,196	$2,057,502	$(38,306)	-1.9%

[1]	June 30, 2021 includes PPP loans totaling $153,007 and December 31, 2020 includes PPP loans totaling $217,295.

Loan balances have declined during the first half of 2021, primarily due to a net decline in PPP loans. Removing the effects of PPP loans, the loan portfolio would have increased $26.0 million, or 1.4%. Commercial Real Estate continued to grow due to consistent demand in the Non-owner Occupied category. Real Estate Construction loans increased as the construction season got underway during the second quarter. Construction availability remains near all-time highs. Commercial and Agriculture loans have been negatively impacted by the amount of governmental stimulus money. The decrease in Residential Real Estate continues as a result of portfolio loans refinanced into saleable mortgage products.

Paycheck Protection Program

During 2021, we processed approximately 1,300 loans totaling $131.1 million of PPP loans as part of the second round of the PPP. This is in addition to the $268.3 million that we processed in round one during 2020. Of the total PPP loans we have originated, $246.4 million have been forgiven or have paid off. We recognized $2.8 million of PPP fees in income during the quarter, and $5.9 million for the six months ended June 30, 2021. At June 30, 2021, $5.9 million of prepaid SBA fees remain.

COVID-19 Loan Modifications

As of June 30, 2021, the remaining loans modified under the CARES Act total $50.4 million. Details with respect to the loan modifications that remain on deferred status are as follows:

Loans currently modified under COVID-19 programs
(unaudited - dollars in thousands)
Type of Loan	Number of Loans	Balance	Percent of loans outstanding
Commercial and Agriculture	13	$4,222	0.21%
Commercial Real Estate:
Owner Occupied	5	8,185	0.41%
Non-owner Occupied	15	37,544	1.86%
Real Estate Construction	1	485	0.02%

	34	$50,436	2.50%

Deposits

Total deposits increased $213.6 million, or 9.8%, from December 31, 2020 to June 30, 2021.

End of period deposit balances
(unaudited - dollars in thousands)
	June 30,	December 31,
	2021	2020	$ Change	% Change
Noninterest-bearing demand	$853,724	$720,809	$132,915	18.4%
Interest-bearing demand	480,281	410,139	70,142	17.1%
Savings and money market	809,530	771,612	37,918	4.9%
Time deposits	259,457	286,838	(27,381)	-9.5%

Total Deposits	$2,402,992	$2,189,398	$213,594	9.8%

The increase in noninterest-bearing demand of $132.9 million was primarily due to a $61.1 million increase in business demand deposit accounts, primarily due to the deposit of PPP loan proceeds. Additionally, balances related to the tax refund processing program increased $50.8 million, which is temporary, and is expected to return to levels more consistent with December 31, 2020 over the next two quarters. Interest-bearing demand deposits increased due to a $47.6 million increase in public fund accounts and a $26.7 million increase in non-public fund accounts. The increase in savings and money market was primarily due to a $40.9 million increase in statement savings, a $26.7 million increase in personal money markets and a $14.8 million increase in public fund money markets. These increases were partially offset by a decrease of $40.1 million increase in brokered money market accounts.

FHLB advances totaled $75.0 million at June 30, 2021, down $50.0 million from December 31, 2020. The decrease was due to the prepayment of a $50 million, 2.05% long-term advance.

Stock Repurchase Program

During the first six months of 2021, Civista repurchased 505,239 shares for $11.3 million at a weighted average price of $22.30 per share. We have approximately $7.4 million remaining of the current $13.5 million repurchase authorization, which was approved in April 2021. In addition, Civista liquidated 5,065 shares held by employees, at $17.71 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholder Equity

Total shareholders’ equity increased $2.3 million from December 31, 2020 to June 30, 2021. Retained earnings increased $16.1 million and was partially offset by an $11.4 million repurchase of treasury shares and a $3.1 million decrease in accumulated other comprehensive income.

Asset Quality

Civista recorded net recoveries of $339 thousand for the six months of 2021 compared to net recoveries of $41 thousand for the same period of 2020. The allowance for loan losses to loans was 1.30% at June 30, 2021 and 1.22% at December 31, 2020. Removing the PPP loans, the allowance ratio would have been 10 basis points higher.

Allowance for Loan Losses
(unaudited - dollars in thousands)
	Six months ended June 30,
	2021	2020
Beginning of period	$25,028	$14,767
Charge-offs	(71)	(140)
Recoveries	410	181
Provision	830	5,612

End of period	$26,197	$20,420

Non-performing assets at June 30, 2021 were $5.9 million, a 19.4% decrease from December 31, 2020. The non-performing assets to assets ratio decreased to 0.20 % from 0.27% at December 31, 2020. The allowance for loan losses to non-performing loans increased to 443.50% from 343.05% at December 31, 2020.

Non-performing Assets
(dollars in thousands)	June 30,	December 31,
	2021	2020
Non-accrual loans	$4,288	$5,399
Restructured loans	1,619	1,897

Total non-performing loans	5,907	7,296
Other Real Estate Owned	—	31

Total non-performing assets	$5,907	$7,327

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the second quarter of 2021 at 1:00 p.m. ET on Friday, July 23, 2021. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. second quarter 2021 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and any additional risks identified in the Company’s subsequent Form 10-Q’s.

Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.9 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 35 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest income	$25,498	$24,584	$51,224	$49,586
Interest expense	1,657	2,509	3,555	5,396

Net interest income	23,841	22,075	47,669	44,190
Provision for loan losses	—	3,486	830	5,612

Net interest income after provision	23,841	18,589	46,839	38,578
Noninterest income	9,025	6,854	18,215	13,730
Noninterest expense	22,467	18,114	41,857	35,970

Income before taxes	10,399	7,329	23,197	16,338
Income tax expense	1,235	825	3,275	2,001

Net income	9,164	6,504	19,922	14,337

Dividends paid per common share	$0.12	$0.11	$0.24	$0.22

Earnings per common share,
basic	$0.59	$0.41	$1.27	$0.88
diluted	$0.59	$0.41	$1.27	$0.88

Average shares outstanding, (1)
basic	15,529,766	15,989,851	15,674,231	16,237,242
diluted	15,529,766	15,989,851	15,674,231	16,237,242

Selected financial ratios:
Return on average assets	1.23%	0.93%	1.29%	1.07%
Return on average equity	10.52%	7.91%	11.50%	8.70%
Dividend payout ratio	20.34%	27.04%	18.88%	24.92%
Net interest margin (tax equivalent)	3.53%	3.61%	3.41%	3.84%

(1)

The Company is now presenting earnings per share using the two-class method. As such, the presentation for the prior periods have been revised. Earnings per share for the prior periods did not change as a result od using the two-class method.

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
	(unaudited)	(unaudited)
Cash and due from financial institutions	$245,306	$139,522
Investment securities	458,831	364,350
Loans held for sale	6,618	7,001
Loans	2,019,196	2,057,502
Less: allowance for loan losses	(26,197)	(25,028)

Net loans	1,992,999	2,032,474
Other securities	20,537	20,537
Premises and equipment, net	22,817	22,580
Goodwill and other intangibles	84,980	84,926
Bank owned life insurance	46,467	45,976
Other assets	46,088	51,496

Total assets	$2,924,643	$2,768,862

Total deposits	$2,402,992	$2,189,398
Federal Home Loan Bank advances	75,000	125,000
Securities sold under agreements to repurchase	24,916	28,914
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	39,895	46,015
Total shareholders’ equity	352,413	350,108

Total liabilities and shareholders’ equity	$2,924,643	$2,768,862

Shares outstanding at period end	15,434,592	15,898,032

Book value per share	$22.83	$22.02
Equity to asset ratio	12.05%	12.64%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.30%	1.22%
Non-performing assets to total assets	0.20%	0.26%
Allowance for loan losses to non-performing loans	443.50%	343.05%

Non-performing asset analysis
Nonaccrual loans	$4,288	$5,399
Troubled debt restructurings	1,619	1,897
Other real estate owned	—	31

Total	$5,907	$7,327

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
End of Period Balances	2021	2021	2020	2020	2020
Assets
Cash and due from banks	$245,306	$437,238	$139,522	$194,773	$196,520
Investment securities	458,831	357,798	364,350	366,691	369,181
Loans held for sale	6,618	10,769	7,001	13,256	18,523
Loans	2,019,196	2,060,239	2,057,502	2,040,940	2,022,965
Allowance for loan losses	(26,197)	(26,133)	(25,028)	(22,637)	(20,420)

Net Loans	1,992,999	2,034,106	2,032,474	2,018,303	2,002,545
Other securities	20,537	20,537	20,537	20,537	20,537
Premises and equipment, net	22,817	22,265	22,580	22,958	23,137
Goodwill and other intangibles	84,980	84,682	84,926	84,896	84,852
Bank owned life insurance	46,467	46,219	45,976	45,732	45,489
Other assets	46,088	43,754	51,496	50,847	51,369

Total Assets	$2,924,643	$3,057,368	$2,768,862	$2,817,993	$2,812,153

Liabilities
Total deposits	$2,402,992	$2,475,907	$2,189,398	$2,068,769	$2,069,261
Federal Home Loan Bank advances	75,000	125,000	125,000	125,000	125,000
Securities sold under agreement to repurchase	24,916	29,513	28,914	25,813	23,608
Other borrowings	—	—	—	183,695	183,695
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	39,895	47,463	46,015	43,234	44,549

Total liabilities	2,572,230	2,707,310	2,418,754	2,475,938	2,475,540

Shareholders’ Equity
Common shares	277,495	277,164	277,039	276,940	276,841
Retained earnings	109,178	101,899	93,048	84,628	78,712
Treasury shares	(45,953)	(38,574)	(34,598)	(33,900)	(32,594)
Accumulated other comprehensive income	11,693	9,569	14,619	14,387	13,654

Total shareholders’ equity	352,413	350,058	350,108	342,055	336,613

Total Liabilities and Shareholders’ Equity	$2,924,643	$3,057,368	$2,768,862	$2,817,993	$2,812,153

Quarterly Average Balances
Assets:
Earning assets	$2,776,131	$3,006,653	$2,603,961	$2,617,884	$2,528,006
Securities	413,494	382,313	386,179	388,594	386,838
Loans	2,054,784	2,069,419	2,072,477	2,040,492	1,972,969
Liabilities and Shareholders’ Equity
Total deposits	$2,448,183	$2,632,782	$2,144,865	$2,084,791	$2,108,227
Interest-bearing deposits	1,580,622	1,532,759	1,458,967	1,401,318	1,317,336
Other interest-bearing liabilities	157,264	185,605	278,357	362,965	302,267
Total shareholders’ equity	349,256	349,625	343,335	339,278	330,524

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Income statement	2021	2021	2020	2020	2020
Total interest and dividend income	$25,498	$25,725	$25,721	$24,558	$24,584
Total interest expense	1,657	1,897	2,190	2,552	2,509

Net interest income	23,841	23,828	23,531	22,006	22,075
Provision for loan losses	—	830	2,250	2,250	3,486
Noninterest income	9,025	9,190	7,666	6,786	6,854
Noninterest expense	22,467	19,390	16,968	17,727	18,114

Income before taxes	10,399	12,798	11,979	8,815	7,329
Income tax expense	1,235	2,040	1,806	1,133	825

Net income	$9,164	$10,758	$10,173	$7,682	$6,504

Common shares dividend paid	$1,885	$1,907	$1,753	$1,766	$1,764

Per share data
Earnings per common share
Basic	$0.59	$0.68	$0.64	$0.48	$0.41
Diluted	0.59	0.68	0.64	0.48	0.41

Dividends paid per common share	0.12	0.12	0.11	0.11	0.11
Average common shares outstanding, (1)
Basic	15,529,766	15,820,301	15,861,095	15,991,270	15,989,851
Diluted	15,529,766	15,820,301	15,861,095	15,991,270	15,989,851

Asset quality
Allowance for loan losses, beginning of period	$26,133	$25,028	$22,637	$20,420	$16,948
Charge-offs	(25)	(46)	(139)	(185)	(116)
Recoveries	89	321	280	152	102
Provision	—	830	2,250	2,250	3,486

Allowance for loan losses, end of period	$26,197	$26,133	$25,028	$22,637	$20,420

Ratios
Allowance to total loans	1.30%	1.27%	1.22%	1.11%	1.01%
Allowance to nonperforming assets	443.50%	423.09%	341.59%	292.88%	262.14%
Allowance to nonperforming loans	443.50%	423.09%	343.05%	292.88%	262.14%

Nonperforming assets
Nonperforming loans	$5,907	$6,177	$7,296	$7,729	$7,790
Other real estate owned	—	—	31	—	—

Total nonperforming assets	$5,907	$6,177	$7,327	$7,729	$7,790

Capital and liquidity
Tier 1 leverage ratio	9.92%	9.23%	10.77%	10.73%	10.43%
Tier 1 risk-based capital ratio	14.65%	15.20%	14.74%	14.73%	12.99%
Total risk-based capital ratio	15.90%	16.45%	15.99%	15.94%	13.97%
Tangible common equity ratio (2)	9.51%	9.00%	9.98%	9.47%	9.29%

(1)

The Company is now presenting earnings per share using the two-class method. As such, the presentation for the prior periods have been revised. Earnings per share for the prior periods did not change as a result od using the two-class method.

(2)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$352,413	$350,058	$350,108	$342,055	$336,613
Less: Goodwill and intangible assets	82,235	82,458	82,681	82,907	83,135

Tangible common equity (Non-GAAP)	$270,178	$267,600	$267,427	$259,148	$253,478

Total Shares Outstanding	15,434,592	15,750,479	15,898,032	15,945,479	16,052,979

Tangible book value per share	$17.50	$16.99	$16.82	$16.25	$15.79

Tangible Assets
Total Assets - GAAP	$2,924,643	$3,057,368	$2,762,918	$2,817,993	$2,812,153
Less: Goodwill and intangible assets	82,235	82,458	82,681	82,907	83,135

Tangible assets (Non-GAAP)	$2,842,408	$2,974,910	$2,680,237	$2,735,086	$2,729,018

Tangible common equity to tangible assets	9.51%	9.00%	9.98%	9.47%	9.29%

Reconciliation of Non-GAAP Efficiency Ratio

(Unaudited - dollars in thousands except share data)

For the three months ended:	June 30, 2021				June 30, 2020
	GAAP	Non-GAAP adjustment		Non- GAAP	GAAP	Non-GAAP adjustment	Non- GAAP
Noninterest expense	22,467	(3,717	) (1)	18,750	18,114	—	18,114

Net interest income (FTE)	24,247	—		24,247	22,488	—	22,488
Noninterest income	9,025	(1,785	) (2)	7,240	6,854	—	6,854

Efficiency ratio	67.5%			59.5%	61.7%		61.7%

For the six months ended:	June 30, 2021				June 30, 2020
	GAAP	Non-GAAP adjustment		Non- GAAP	GAAP	Non-GAAP adjustment	Non- GAAP
Noninterest expense	41,857	(3,717	) (1)	38,140	35,970	—	35,970

Net interest income (FTE)	48,483	—		48,483	45,009	—	45,009
Noninterest income	18,215	(1,785	) (2)	16,430	13,730	—	13,730

Efficiency ratio	62.8%			58.8%	61.2%		61.2%

(1)	FHLB prepayment penalty
(2)	Gain on sale of VISA B shares